Exhibit 23.1 Audit Letter from KPMG LLP, Chartered Accountants

KPMG LLP  Chartered Accountants
Telephone (604) 691-3000
Fax       (604) 691-3031
P0 Box 10426 777 Dunsmuir Street
Vancouver BC V7Y 1K3
Canada
Internet www.kpmg.ca




Securities and Exchange Commission
Washington, DC 20549
USA

January 21, 2005

Ladies and Gentlemen

We were previously principal accountants for Electronic Identification, Inc. and, under the date of March 22, 2002, except as to notes 3(1), 17(c), and 17(d) which are as of October 25, 2002, note 17(e) which is as of October 30, 2002 and notes 17(0 and 17(g) which are as of January 27, 2003, we reported on the consolidated financial statements of Electronic Identification, Inc. as of and for the years ended December 31, 2001 and 2000. On May 23, 2003, our appointment as principal accountants was terminated. We have read Electronic Identification, Inc.'s statements included under Item 4 of its Form 8-K dated October 15, 2004, and, with respect to the change in auditor from KPMG LLP to Manning Elliott, we agree with such statements, except that:

(a) the disclosure of Form 8-K does not state that KPMG LLP's report on the consolidated financial statements of Electronic Identification, Inc. as of and for the years ended December 31, 2001 and 2000, contained a separate paragraph stating "the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.";

(b)  we  are  not  in  a  position   to  agree  or  disagree   with   Electronic
     Identification, Inc.'s stated reason for changing principal accountants;

(c)  we  are  not  in  a  position   to  agree  or  disagree   with   Electronic
     Identification, Inc.'s statement that the change was recommended and approved by the board of directors; and

(d) we are not in a position to comment on whether Electronic Identification, Inc. had engaged Manning Elliott regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Electronic Identification, Inc.'s consolidated financial statements.

We make no comments and have no knowledge whatsoever with respect to the change in auditor from Manning Elliott to Cordavano and Honeck also included under Item 4 of its Form 8-K dated October 15, 2004.

Very truly yours,

/s/: KPMG LLP
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     KPMG LLP


KPMG LLP, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.